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                                                                   Exhibit 2.2

                    AMENDMENT TO STOCK PURCHASE AGREEMENT


     This Amendment to Stock Purchase Agreement ("Amendment") is made as of the 13th day of October, 1997, by and between CITYSIDE HOLDING L.L.C., a Minnesota limited liability company ("Cityside"), C.H. ROBINSON, INC., a Minnesota corporation ("C.H. Robinson"), and NORWEST CORPORATION, a Delaware corporation ("Norwest").

     WHEREAS, Cityside Holding Company, a Minnesota corporation, C.H. Robinson and Norwest have previously entered into that certain Stock Purchase Agreement dated as of September 9, 1997 (the "Stock Purchase Agreement"; all capitalized terms used herein and not otherwise defined shall have the same meaning ascribed thereto as in the Stock Purchase Agreement); and,

     WHEREAS, the parties desire to enter into this Amendment to amend the Stock Purchase Agreement to provide that (i) the purchase of the Acquired Companies Stock be funded into escrow pursuant to an escrow agreement, (ii) the Purchase Price shall be determined as of the date of said funding into escrow, and (iii) paragraph 7(j) shall be amended as provided herein.

     WHEREAS, on October 10, 1997, Cityside Holding Company, Inc., a Minnesota corporation merged into a single-member Minnesota limited liability company, Cityside Holding L.L.C., the sole member of which is C.H. Robinson.

     NOW THEREFORE, in consideration of Ten and 00/100 Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Subparagraph 1(b) of the Stock Purchase Agreement is deleted in its entirety and replaced with the following:

          (b) Purchase Price. The purchase price ("Purchase Price") for the Acquired Companies Stock shall be the combined "Net Worth" of the acquired companies as of October 14, 1997, plus $27,300,000.00 (the "Premium"); subject to the Closing, notwithstanding any provision in this Stock Purchase Agreement to the contrary, all profits and expenses of the Acquired Companies accrued on and after October 14, 1997 shall be for the account of Norwest. "Net Worth" shall mean the combined excess of all assets of the Acquired Companies over all of the liabilities of the Acquired Companies, determined on a combined basis as of October 14, 1997 in accordance with accounting principles as historically used by Cityside with respect to the Acquired Companies consistently applied. The Premium paid by Norwest will be allocated solely to the purchase of the stock of Cityside Financial and Cityside Indirect in proportion to the net finance receivables of those two corporations as of October 14, 1997.
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     2.  Subparagraph 1(c) of the Stock Purchase Agreement is deleted in its entirety and is replaced with the following:

          (c) Closing. The purchase of the Acquired Companies Stock shall be funded by Norwest's transfer of funds on October 14, 1997 to the Escrow Agent, as defined in the Escrow Agreement attached hereto as Attachment 1(c)("Escrow Agreement"), pursuant to Section 2(b)(ii)(A) of the Escrow Agreement, and that upon transferring of said funds by Norwest, the transfer of the Escrowed Funds (as defined in the Escrow Agreement), the Acquired Companies Stock, and other documents held in escrow (the "Closing"), shall be subject only to receipt of all required regulatory approvals and satisfaction of all the terms and conditions of the Escrow Agreement. Provided, however, all conditions precedent to Closing set forth in paragraphs 6 and 7 of the Stock Purchase Agreement, other than those set forth in subparagraphs 6(e), 7(d) and 7(i) thereof, shall have been satisfied or waived by the applicable party prior to the transfer of funds by Norwest to the Escrow Agent. Upon receipt by Norwest of the last of all required regulatory approvals, Norwest shall promptly notify Cityside and C.H. Robinson of the receipt of said approvals and the parties shall set a Closing Date for the purchase and sale of the Acquired Companies Stock, which shall be three (3) business days after the receipt of the last of the required regulatory approvals, or such other time as the parties may agree in writing. Not later than one (1) business day prior to the Closing Date, Norwest, Cityside and C.H. Robinson shall jointly request in writing to Escrow Agent that Escrow Agent, (i) deliver to Cityside on the Closing Date the Escrowed Funds, plus any interest accrued thereon, and
     (ii) deliver to Norwest the Acquired Companies Stock, and (iii) deliver all other documents held in escrow to the appropriate party in accordance with the Escrow Agreement. The date and time of the Closing are herein referred to as the Closing Date. The Closing shall be deemed to be effective immediately following the close of business on the date immediately preceding the date on which the Closing shall occur.

     The parties hereto acknowledge that a portion of the Escrowed Funds are (i) the amount of intercompany debt and accrued taxes payable as stated on the Preliminary Closing Statement, and (ii) the amount necessary to satisfy the loan facility noted as item 2 on Schedule 2(d) as stated on the Preliminary Closing Statement (collectively the "Escrowed Debt"). The Acquired Companies will not accrue interest expense payable and C.H. Robinson will not accrue interest income receivable on the Escrowed Debt from October 14, 1997, through the Closing Date. On the Closing Date, Norwest shall pay to C.H. Robinson any amount due as a penalty as a result of prepaying the loan facility noted as item 2 on Schedule 2(d).
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     3.  Subparagraph 1(d) of the Stock Purchase Agreement is deleted in its entirety and replaced with the following:

          (d) Closing Deliveries. All closing documents and funds shall be delivered to the Escrow Agent in accordance with the Escrow Agreement.

     4. Subparagraph 1(e) of the Stock Purchase Agreement is deleted in its entirety and replaced with the following:

     (e) Preliminary Closing Statement; Adjustments.     Cityside shall prepare
and deliver to Norwest at least four (4) business days prior to October 14, 1997, a Preliminary Closing Statement ("Preliminary Closing Statement") consisting of a balance sheet and statements of income and shareholders' equity as of the month end immediately preceding October 14, 1997, in each case prepared in accordance with accounting principles as historically used by Cityside with respect to the Acquired Companies, consistently applied, setting forth the Acquired Companies' Net Worth as of the month end immediately preceding October 14, 1997.

     Within sixty (60) days after the Closing Date, Cityside shall prepare a balance sheet as of October 14, 1997, and statements of income and shareholders' equity as of the short year ended October 14, 1997, and a statement of debt owed by the Acquired Companies to C.H. Robinson as of the Closing Date, which takes into account the limitation on accrual of interest as set forth in subparagraph 1(c) hereof (the "Closing Date Intercompany Debt"), in each case prepared in accordance with accounting principles as historically used by Cityside with respect to the Acquired Companies, consistently applied ("Final Closing Statement"), and will deliver the Final Closing Statement to Norwest. Cityside shall grant Norwest and its representatives reasonable access to the books and records of the Acquired Companies and their personnel for the purpose of reviewing the Final Closing Statement. The amount (i) by which the Net Worth set forth on the Final Closing Statement is greater or less than the Net Worth as set forth on the Preliminary Closing Statement, (ii) by which the Closing Date Intercompany Debt is greater or less than the Escrowed Debt, and (iii) of interest accrued at the 30-day Fed Funds rate as published in the Wall Street Journal on the Closing Date on the amount determined under subclause 1(e)(ii) hereof, from the Closing Date to the date this amount is paid to the appropriate party under the provisions of this subparagraph 1(e), shall be the "Adjustment Amount." Norwest will provide a detailed objection (if any) to the Final Closing Statement within thirty (30) days after receipt thereof. Norwest and Cityside will use reasonable efforts to resolve any objections concerning the Final Closing Statement themselves. If the parties do not obtain a final resolution within ten (10) business days after Cityside has received a statement of objections (if any), however, either Cityside or Norwest may elect to select an accounting firm mutually acceptable to them to resolve any remaining objections (the "Accountant"). If Norwest and Cityside are unable to agree on the choice of an accounting firm, they will select a "big six" accounting firm by lot as the Accountant, provided however that the Accountant shall not be Arthur Andersen, L.L.P., KPMG Peat Marwick L.L.P. or Deloitte & Touche L.L.P., or any other firm having a significant relationship with any party hereto, which shall be jointly instructed by Norwest and Cityside to determine the amount of Net
Worth and Closing Date Intercompany Debt. The expenses of the Accountant shall be borne by the party whose position is not supported by the Accountant's determination, or, if the Accountant's determination does not support either party's position, then such expenses shall be borne equally by Norwest and Cityside. The determinations of the Accountant shall be final, binding and unreviewable for error. Within three (3) business days after the parties have reached agreement on, or the Accountant has determined the Final Closing Statement, Norwest shall pay to Cityside in immediately available funds or Cityside shall refund to Norwest in immediately available funds, in the same manner, the Adjustment Amount.

     5. Subparagraph 7(j) of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following:

          (j) The Acquired Companies shall have transferred, in accordance with applicable laws and regulations, any and all loans to C.H. Robinson employees held by the Acquired Companies; and neither Norwest nor the Acquired Companies shall have any further liability with respect to such loans; provided, however, Norwest shall hold such employees harmless from any penalties associated with such transfer.

     6. Except as amended herein, the Stock Purchase Agreement shall remain in full force and effect.


                            [Signature Page Follows]
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.


NORWEST CORPORATION          CITYSIDE HOLDING L.L.C.


By: /s/ John E. Ganoe          By: C. H. Robinson, a Minnesota corporation, its
   -------------------------       sole member
Title: E.V.P.
      ----------------------

                                   By: /s/ Dale S. Hanson
                                      -------------------------

                                   Title: V.P. & C.F.O.
                                         ----------------------


                                C. H. ROBINSON, INC.


                                By: /s/ Dale S. Hanson
                                   -------------------------

                                Title: V.P. & C.F.O.
                                      ----------------------